Exhibit 99.1
Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG REVENUE GROWTH OF 10.3% FOR FISCAL 2015 FIRST QUARTER

Strongest First Quarter Revenue Ever for Current Business
Strong Growth in Both Revenue and Adjusted EBITDA Over the Last Four Quarters
Company Reaffirms Adjusted EBITDA Guidance of $37 to $40 million for Fiscal 2015

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal first quarter ended November 29, 2014.

Financial Highlights

▪
Revenue:  Consolidated revenue for the first quarter of fiscal 2015 was the strongest first quarter ever for the Company’s current business.  First quarter fiscal 2015 revenue increased 10.3% to $47.9 million, after absorbing $0.7 million of adverse revenue impact from foreign exchange rates.  This compares with $43.4 million in the prior year.  Revenue growth was broad-based, with revenue increasing in all of the Company’s major delivery channels, and in all of its practices.  For the trailing four quarters, the Company’s consolidated revenues increased $19.3 million, or 10.2%, to $209.6 million.

▪
Gross profit:  First quarter gross profit increased to $31.2 million, due to increased sales, compared with $30.0 million in the first quarter of fiscal 2014.  The Company’s gross margin decreased to 65.2% of sales compared with 69.2% in the prior year.  The change in gross margin reflected several factors, including absorption of additional selling, general, and administrative expenses into cost of sales resulting from increased sales activity, increased capitalized curriculum amortization costs, and underutilization of delivery consultants and coaches.  The absorption of additional selling, general, and administrative expenses had no impact on operating income.  Increased curriculum amortization costs are expected to be offset by increased pricing on these new offerings, and the impact of underutilized delivery personnel is expected to be replaced by improved utilization and increased margins in future periods.  For the trailing four quarters, gross profit increased to $139.4 million, compared with $129.5 million for the corresponding period of the prior year.

▪
Adjusted EBITDA:  First quarter Adjusted EBITDA was $5.9 million, compared with $6.0 million in the first quarter of the prior year.  The Company’s first quarter Adjusted EBITDA was affected by $0.7 million of additional foreign exchange related expenses, the costs associated with hiring new client partners and new Education practice coaches, and holding additional marketing events during the quarter.  For the trailing four quarters, Adjusted EBITDA increased 13.2% to $34.3 million, compared with $30.3 million for the same period ending in fiscal 2014.

▪
Net Income:  First quarter net income increased to $1.8 million compared with $1.7 million in the first quarter of fiscal 2014, reflecting the above-noted factors.  For the trailing four quarters, net income increased to $18.2 million, compared with $13.1 million during the four-quarter period ended November 30, 2013.

▪	Diluted EPS: Diluted EPS for the quarter ended November 29, 2014 increased to $.11 per share compared with $.10 per share in the first quarter of the prior year.

▪	Adjusted EBITDA Outlook: The Company affirms its previously-announced annual guidance range for Adjusted EBITDA of $37 million to $40 million.

Bob Whitman, Chairman and Chief Executive Officer, commented, “Coming off our best-ever fourth quarter (revenue growth of 10.6%, and Adjusted EBITDA growth of 33.3%) and fiscal year for our current business, we see strong momentum continuing to build in our business.  With revenue growth of 10.3% for the quarter, the hiring of new client partners in the quarter, the continued revenue ramp-up of 75 client partners hired in recent years, and our  significant increase in planned marketing events during the remainder of fiscal 2015, we are very excited by this momentum and the trajectory of our business.  Building on our substantial investments in growth-support infrastructure over the years, we expect that a larger percentage of our increases in revenue in fiscal 2015 will flow-through to increases in profitability and cash flow.”

Fiscal 2014 First Quarter Financial Results

Consolidated sales increased by 10% to $47.9 million compared with $43.4 million in the first quarter of fiscal 2014 after absorbing $0.7 million of adverse revenue impact from foreign exchange rates.  The first quarter of fiscal 2015 was the best first quarter revenue ever for our current business, and the Company believes that it reflects strong continuing momentum in the marketplace.  Sales grew in all of the Company’s major delivery channels and in each of its practices compared with the prior year, including a $2.0 million increase in government services revenues and a $1.6 million increase at the Company’s office in the United Kingdom.

Gross profit increased to $31.2 million compared with $30.0 million in the first quarter of the prior year due to increased sales during the quarter.  The Company’s gross margin for the quarter ended November 29, 2014 decreased to 65.2% compared with 69.2% in the first quarter of the prior year.  The change in gross margin reflected several factors, including absorption of additional selling, general, and administrative expenses into cost of sales resulting from increased sales activity, increased capitalized amortization costs, and underutilization of delivery consultants and coaches.  The absorption of additional selling, general, and administrative expenses had no impact on operating income, increased curriculum amortization costs are expected to be offset by increased pricing on these new offerings, and the impact of underutilized delivery personnel is expected to be replaced by improved utilization and increased margins in future periods.

Selling, general, and administrative (SG&A) expenses for the quarter ended November 29, 2014 increased $0.9 million compared with the first quarter of fiscal 2014.  The increase in SG&A expenses over the prior year was primarily due to 1) a $1.1 million increase related to the addition of new sales personnel, increased commissions on higher sales and marketing events; 2) $0.4 million of foreign exchange losses as the U.S. dollar strengthened during the quarter; and 3) $0.3 million of increased research and development expenses.  The Company continues to invest in new sales personnel and  had 174 client partners at November 29, 2014 compared with 147 at the end of the first quarter of fiscal 2014.  The impact of these increased SG&A expenses was partially offset by a $0.8 million decrease in non-cash share-based compensation expense.

The Company’s depreciation expense increased by $0.2 million primarily due to the addition of new capital assets during fiscal 2014 and the first quarter of fiscal 2015.  Amortization expense was essentially flat compared with the first quarter of fiscal 2014.

Income from operations for the quarter ended November 29, 2014 increased by $0.1 million to $3.6 million, compared with $3.5 million in the first quarter of fiscal 2014.  Net income increased to $1.8 million, or $.11 per diluted share, compared with $1.7 million, or $.10 per diluted share in fiscal 2014.

The Company’s balance sheet and liquidity position remained healthy through the first quarter of fiscal 2015 as the Company had $7.6 million in cash at November 29, 2014 with no borrowings on its line of credit facility, compared with $10.5 million at August 31, 2014.  Net working capital at November 29, 2014 increased to $53.9 million compared with $50.1 million on August 31, 2014.

Earnings Conference Call

On Thursday, January 8, 2015, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended November 29, 2014.  Interested persons may participate by dialing 877-261-8992 (International participants may dial 847-619-6548), access code: 38725689.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m/p/9vi3z99f/lan/en.  A replay will be available from January 8 (7:30 pm ET) through January 15, 2015 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 38725689#.  The webcast will remain accessible through January 15, 2015 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2015; anticipated future sales; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and certain other items such as adjustments to the fair value of expected earn out liabilities resulting from the acquisition of businesses.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company does not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of its inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact:	Media Contact:
Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended
	November 29,	November 30,
	2014	2013

Net sales	$47,875	$43,418

Cost of sales	16,671	13,387
Gross profit	31,204	30,031

Selling, general, and administrative	25,699	24,752
Depreciation	964	784
Amortization	953	989
Income from operations	3,588	3,506

Interest expense, net	(428)	(417)
Discount on related party receivable	(130)	(142)
Income before income taxes	3,030	2,947

Income tax provision	(1,202)	(1,228)
Net income	$1,828	$1,719

Net income per common share:
Basic	$0.11	$0.10
Diluted	0.11	0.10

Weighted average common shares:
Basic	16,870	16,564
Diluted	17,092	16,859

Other data:
Adjusted EBITDA(1)	$5,879	$6,021

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.
For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Four-Quarter Period Ended
	November 29,	November 30,	November 29,	November 30,
	2014	2013	2014	2013
Reconciliation of net income to Adjusted EBITDA:
Net Income	$1,828	$1,719	$18,177	$13,140
Adjustments:
Interest expense, net	428	417	1,821	1,684
Discount on related party receivable	130	142	1,185	514
Income tax provision	1,202	1,228	3,666	4,511
Amortization	953	989	3,918	3,558
Depreciation	964	784	3,563	3,091
Share-based compensation	402	1,262	2,675	4,377
Reduction of contingent earnout liability	(28)	(520)	(1,089)	(520)
Impairment of related-party receivable	-	-	363	-
Other income, net	-	-	-	(21)

Adjusted EBITDA	$5,879	$6,021	$34,279	$30,334

Adjusted EBITDA margin	12.3%	13.9%

FRANKLIN COVEY CO.
Additional Sales Information
(in thousands and unaudited)

	Quarter Ended
	November 29,	November 30,
	2014	2013

Sales by Region/Type:
U.S./Canada direct	$23,393	$20,908
International direct	6,916	6,225
Licensees	4,539	4,375
National account practices	9,701	8,854
Self-funded marketing	1,578	1,478
Other	1,748	1,578

Total	$47,875	$43,418

Sales by Practice:
Leadership	$12,102	$11,126
Productivity	6,690	6,120
Speed of Trust	4,713	4,125
HR Suite Subtotal	23,505	21,371

Education	5,854	5,159
Execution	4,682	4,594
Sales Performance	4,326	3,420
Customer Loyalty	1,604	1,381
Other	7,904	7,493
Subtotal	24,370	22,047

Total Practice Sales	$47,875	$43,418

Sales by Category:
Training and consulting services	$45,473	$41,335
Products	1,314	1,326
Leasing	1,088	757

	47,875	43,418
Cost of Goods Sold by Category:
Training and consulting services	15,421	12,414
Products	637	506
Leasing	613	467
	16,671	13,387
Gross Profit	$31,204	$30,031

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	November 29,	August 31,
	2014	2014
Assets
Current assets:
Cash	$7,571	$10,483
Accounts receivable, less allowance for
doubtful accounts of $912 and $918	53,611	61,490
Receivable from related party	2,219	1,851
Inventories	6,372	6,367
Income taxes receivable	2,267	2,432
Deferred income taxes	4,257	4,340
Prepaid expenses and other current assets	6,038	6,053
Total current assets	82,335	93,016

Property and equipment, net	16,703	17,271
Intangible assets, net	56,219	57,177
Goodwill	19,641	19,641
Long-term receivable from related party	3,450	3,296
Other assets	14,062	14,785
	$192,410	$205,186

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,341	$1,298
Accounts payable	7,038	12,001
Accrued liabilities	20,020	29,586
Total current liabilities	28,399	42,885

Financing obligation, less current portion	25,723	26,078
Other liabilities	3,936	3,934
Deferred income tax liabilities	5,954	5,575
Total liabilities	64,012	78,472

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	207,445	207,148
Retained earnings	60,324	58,496
Accumulated other comprehensive income	799	1,451
Treasury stock at cost, 10,250 and 10,266 shares	(141,523)	(141,734)
Total shareholders' equity	128,398	126,714
	$192,410	$205,186